FORM 5

                                    U.S. SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 20549

                                       ANNUAL STATEMENT OF CHANGES IN
                                                 BENEFICIAL OWNERSHIP
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<square>Check this box if no longer
 subject to Section 16. Form 4              Filed pursuant to Section 16(a) of the
                                    Securities Act of 1934, Section 17(a) of the Public Utility
   or Form 5 obligations           Holding Company Act of 1935 or Section 30(f)
                                       of the Investment Company Act of 1940
   may continue.  SEE Instruction 1(b).

<square>Form 3 Holdings Reported
<square>Form 4 Transactions Reported

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1 Name and Address of Reporting Person     2 Issuer Name and Ticker or Trading     6.  Relationship of Reporting Person to
                                               Symbol                                      Issuer
                                                                                                   (Check all applicable)
ABUCHOWSKI, ABRAHAM, DR.                          ENZON, INC. (ENZN)
                                                                                                 X     Director  ______ 10% Owner
(Last)              (First)           (Middle) 3.IRS or Social   4.Statement for              X     Officer       ______ Other
                                               Security Number of     Month/Year              (give title below)
62 BUNNVALE ROAD                               Reporting Person          JUNE 30, 1995     (specify below)
                                               (Voluntary)
                                                                                                    CHAIRMAN OF THE BOARD
                   (Street)                                        5.If Amendment,
                                                                      Date of Original
CALIFON,                                                            (Month/Year)
                   NJ                   07830
(City)              (State)              (Zip)
                                                TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security                          2.Trans- 3.Trans- 4.Securities Acquired  5.Amount of    6.Owner-   7.Nature of
   (Instr. 3)                                     action    action    (A) or Disposed of   Securities      ship        Indirect
                                                  Date      Code      (D)                     Beneficially    Form:       Beneficial
                                                  (Month/ (Instr.     (Instr. 3, 4 and 5)     Owned at End    (D) or      Ownership
                                                    Day/      8)                              of Issuer's     Indirect    (Instr.
                                                    Year)                                     Fiscal Year     (I)      4)
                                                                                              (Instr. 3       (Instr.
                                                                                              and 4)          4)
                                                                    Amount   (A) or Price
                                                                               (D)
Common Stock                                      ++     A         13,689    A      ++     15,329          I           BY 401(K)
                                                                                                                       PLAN
                                                                                           22,100          I           BY SKG INC.+

                                                                                           261,000         I           BY TRUSTS+

                                                                                           9,000           I           BY SPOUSE+

                                                                                           385,793         D







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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                               (Over)













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FORM 5 (CONTINUED)


                                   TABLE II - DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED
                                           (E.G., puts, calls, warrants,
options, convertible securities)


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1. Title of Derivative  2.    3.    4.   5.Number of  6.Date     7.Title and Amount   8.   9.      10.       11.  Na-
Security                   Conver Trans- Transac-Deriv-      Exercisableof Underlying          Price Number   Owner-     ture
   (Instru. 3)             sion   action tion  ative         and       Securities (Instr. 3    of    of       ship        of In-
                           or     Date   Code  Securities    Expirationand 4)                  Deriv-Deriv-    of De-     direct
                           Exercise(Month/Day/(Instr.Ac      Date                              ative ative                Bene-
                           Price  Year)8)      quired (A)    (Month/Day/                       Secur-Secur-   rivative    ficial
                           of                  or Disposed   Year)                             ity   ities                Own-
                           Deriv-              of (D)                                          (Instr.Bene-   Security:     ership
                           ative               (Instr. 3,                                      5)    ficially  (D)     (Instr. 4)
                         Security            4, and 5)                                               Owned     or In-
                                                                                                     at        Direct
                                                                                                     End of
                                                                                                   Year     (I)(Instr.
                                                                                                   (Instr.  4)
                                                                                                   4)
                                                 (A)   (D) Date  Expira-    Title     Amount
                                                           Exer- tion                 or
                                                           cisableDate                Number
                                                                                      of
                                                                                      Shares
STOCK OPTION (RIGHT TO   $2.09  1/20/95A     40,000        1/20/971/20/05Common Stock 40,000 $2.09 40,000   D          ----
PURCHASE)+++
Stock option (right to   $2.63  8/24/94A     55,000        8/24/968/24/04Common Stock 55,000 $2.63 55,000   D          ----
purchase)+++











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  Explanation of Responses:

  + The reporting person disclaims beneficial ownership of these shares and this report shall not be deemed an admission that the reporting person is the beneficial owner of such shares for purposes of Secion 16 or for any other purpose.

 ++ Purchased periodically throughout the fiscal year, ending in June 1995, in open market transactions for the reporting person's 401(k) retirement plan.

+++ Granted under the Company's Non-Qualified Stock Option Plan, as amended, a Rule 16b-3 Plan.


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
** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations .
                                                       /S/ABRAHAM ABUCHOWSKI         2/12/96
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).         **Signature of Reporting Person    Date

Note:  File three copies of this Form, one of which must be manually signed.
   If space provided is insufficient, SEE Instruction 6 for procedure.















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